NEUBERGER BERMAN INCOME FUNDS

INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE A

The Institutional Class of the Series of Neuberger Berman Income Funds currently subject to this Agreement are as follows:

Neuberger Berman Core Bond Fund
Neuberger Berman Core Plus Fund
Neuberger Berman Emerging Markets Debt Fund
Neuberger Berman Floating Rate Income Fund
 Neuberger Berman High Income Bond Fund
Neuberger Berman Municipal High Income Fund
Neuberger Berman Municipal Impact Fund
Neuberger Berman Municipal Intermediate Bond Fund
Neuberger Berman Short Duration Bond Fund
 Neuberger Berman Short Duration High Income Fund
Neuberger Berman Strategic Income Fund
Neuberger Berman Unconstrained Bond Fund

Date:  June 16, 2018

NEUBERGER BERMAN INCOME FUNDS

INSTITUTIONAL CLASS
ADMINISTRATION AGREEMENT

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Income Funds Institutional Class Administration Agreement shall be:

(1)
For the services provided to the Institutional Class of a Series and its shareholders (including amounts paid to third parties), 0.15% per annum of the average daily net assets of the Institutional Class of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: July 1, 2017